Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amphastar Pharmaceuticals, Inc. 1999-2002 Stock Option/Stock Issuance Plans, the Amended and Restated 2005 Equity Incentive Award Plan and the 2014 Employee Stock Purchase Plan of our report dated April 3, 2014, with respect to the consolidated financial statements of Amphastar Pharmaceuticals, Inc. for the year ended December 31, 2013 included in its Registration Statement on Form S-1 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

June 26, 2014